Exhibit 99.1

February 25, 2014

FOR IMMEDIATE RELEASE

Contact:
Cynthia A. Williams

Senior Executive Vice President

Corporate Communications

(336) 733-1470

Cynthia.Williams@BBandT.com

Allison retires from BB&T corporate board

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced that former Chairman and Chief Executive Officer John A. Allison, 65, has decided to retire from the board of directors effective April 29, 2014, at the annual meeting. Allison plans to devote more time to the Cato Institute, where he has served as president and chief executive officer since 2012.

“The importance of John’s leadership to BB&T for more than 35 years is immeasurable. He will be missed,” said Chairman and Chief Executive Officer Kelly S. King. “John’s passion for free markets makes him a relentless advocate in Washington.”

As part of a systematic succession plan, Allison stepped down as chief executive in 2008 and as chairman of the board in 2009.

“When I retired as chief executive officer, I expected to remain on the board until I turned 65, so the time has come for me to focus all of my energy to promoting free-market capitalism,” Allison said. “For me, this is a cause that is critical to the future success of our country.

“Under Kelly’s leadership, the management team has done an excellent job of navigating through the financial crisis and slow economic recovery of the past five years. I am proud BB&T continues to grow in this very challenging regulatory environment and am confident it will continue to increase in value into the future,” Allison said.

Allison presided over BB&T’s storied transformation into one of the largest – and highest performing – financial services companies in the nation. The former eastern North Carolina farm bank grew to become the nation’s 14th largest financial holding company. Assets increased from about $275 million in 1971 when Allison’s career at BB&T began to $152 billion in 2008 when he retired as chief executive.

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About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $182.3 billion in assets and market capitalization of $26.4 billion, as of December 31, 2013. Based in Winston-Salem, N.C., the company operates 1,825 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com. More information about BB&T Corporation is available at www.BBT.com/About.

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